Exhibit 10.9

Kingsway Financial Services Inc.

CONFIDENTIAL
May 30, 2018

Attention:    Mr. Larry Swets

Dear Mr. Swets:
Letter Agreement
This letter agreement sets forth the understanding between Kingsway Financial Services Inc. (KFSI), on behalf of its indirect wholly owned subsidiary 1347 Advisors LLC (1347) and Mr. Larry Swets (Swets) in respect of certain payments related to Insurance Income Strategies, Ltd. (ILS) under the terms of a services agreement to be entered into between IIS Re Ltd. (IIS) and 1347 substantially in the form filed with the Securities and Exchange Commission on May 2, 2018 as Exhibit 10.2 to Amendment No. 4 to Form S-1, which form of agreement will be executed in such form at initial public offering of ILS (the Services Agreement).
For consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1
Payments. For so long as Swets offers his services as chairman of ILS and the Services Agreement with 1347 remains in force, he shall be entitled to receive the following fees from 1347 (on behalf of KFSI):

(i) 20% of the Brokerage Fee (as such term will be defined in the executed Services Agreement) that is ultimately paid to 1347 under the terms of the Services Agreement, payable to Swets on a quarterly basis in arrears. “Brokerage Fee” is currently defined in the Services Agreement to be a per annum fee equal to 90% of the product of a) 1%, multiplied by b) Total Assets (as such term will be defined in the executed Services Agreement) of ILS;
(ii) 20% of the Profit Commission (as such term will be defined under the executed Services Agreement) that is ultimately paid to 1347 under the terms of the Services Agreement, payable to Swets annually. “Profit Commission” is currently defined in the Services Agreement to be a per annum profit commission equal to 90% of the product of a) 10%, multiplied by b) Net Profit (as such term will be defined in the executed Services Agreement) of ILS; and
(iii) 20% of any Termination Fee (as such term will be defined under the executed Services Agreement) that is ultimately paid to 1347 under the terms of the Services Agreement. “Termination Fee” is currently defined in the Services Agreement to be a one-time termination fee equal to 7.5% of the Shareholders’ Equity (as such term will be defined in the executed Services Agreement) calculated as of the most recently completed fiscal quarter prior to the date of termination.
In addition, if the Services Agreement is assigned, sold or otherwise transferred by 1347 pursuant to Article VII of the Services Agreement (an Assignment), KFSI or 1347 will pay to Swets upon the closing of any such Assignment an amount equal to 20% of the aggregate Assignment proceeds (net of any pro-rata expenses reasonably incurred in respect of such Assignment). The terms of any such Assignment will be subject to review and approval of both KFSI and Swets, such approval not to be unreasonably withheld.
For greater certainty, all of the payments set forth in this item 1 above will continue even in the event that Swets is no longer chairman of ILS, but for so long as Swets has offered to act as chairman of ILS and the Services Agreement with 1347 remains in force.

Exhibit 10.9

2
Breach of Agreement. A breach of any term of this letter agreement by either party will immediately entitle the other party to pursue equitable remedies (including specific performance or injunctive relief) in addition to any claim for damages or any other legal remedy.

3
Representations and Warranties. Each of the parties represents and warrants: (a) it has the power, capacity and authority to execute, deliver and carry out the terms and provisions of this letter agreement and to consummate the transactions contemplated hereby; and (b) this letter agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

4
Assignment. This letter agreement, including any of the rights, duties or obligations herein, is not assignable or transferable by KFSI or Swets without the prior written consent of the other party. Any attempt to assign any of the rights, duties or obligations in this letter agreement without such written consent is void.

5
Entire Agreement. This letter agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this letter agreement. This letter agreement may be amended only by a written instrument duly executed by all of the parties or their respective successors or assigns.

6
Confidentiality. The parties agree to keep the terms of this letter agreement confidential except as may be required to perform their respective duties or exercise its rights under this letter agreement or as may be required by applicable law.

7
Miscellaneous. All modifications of and amendments to this letter agreement or any part hereof must be in writing signed on behalf of all parties. Waivers of any terms and provisions of this letter agreement shall be in writing signed on behalf of all parties. Time is of the essence. The parties agree to execute any such other instruments or agreements as may be required in respect of the subject matter of this letter agreement.

Please sign this letter agreement in the space provided below to confirm the mutual understandings and agreements contained herein.
This letter shall be governed in accordance with the laws of the Province of Ontario, and the laws of Canada applicable therein.
[signature page follows]

Yours truly,

KINGSWAY FINANCIAL SERVICES INC.
Per:
Name: Terry Kavanagh
Title: Chairman of the Board

Acknowledged and agreed this 30th day of May, 2018:

Witness	Larry Swets